Exhibit 99.3

DATE: February 25, 2026

CONTACT:	Shannon Dean, (408) 367-8243
Jim Lynch, (408) 367-8200

For Immediate Release

California Water Service Group Announces Agreement to Purchase

Nexus Water Group’s Nevada and Oregon Water and Wastewater Systems,

Solidifying Its Position as the Largest Regulated Water Utility in the

Western U.S. and Creating a Platform for Additional Growth

•	Adds approximately 36,000 equivalent residential connections across water and wastewater systems in Nevada and Oregon
•	Expands footprint and solidifies Company’s position as the largest regulated water utility in the western United States
•	Establishes a scalable regional platform with embedded growth opportunities
•	Provides a clear pathway for new capital investments benefiting Oregon and Nevada water and wastewater customers
•	Conference call at 8 a.m. PT on February 26

SAN JOSE, Calif., February 25, 2026 (GLOBE NEWSWIRE) -- California Water Service Group (NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, announced today that it has reached an agreement to purchase Nexus Water Group’s Nevada and Oregon water and wastewater systems, adding approximately 36,000 equivalent residential connections and a combined rate base of approximately $109 million at December 31, 2025.

“This is a great way to kick off our centennial year,” said Chairman and Chief Executive Officer Martin A. Kropelnicki. “We started out serving four small California communities in 1926, and with this acquisition, we will serve roughly two million people through approximately 584,000 service connections in seven western states. We look forward to completing the transaction and integrating the systems in a way that provides opportunities for employees and excellent service to customers,” he said.

Nexus Water Group President and CEO Rob MacLean said, “Nexus is committed to driving value through our long-term strategy. With this divestment, we are right-sized and strategically positioned for continued growth. We look forward to sharpening our focus where we lead the market and can build on our competitive edge in the industry. We will work closely with California Water Service Group to ensure this transition is seamless for employees and customers.”

According to Kropelnicki, the purchase price of approximately $218 million, which is subject to typical closing adjustments, will be funded with working capital and existing debt and equity facilities. The Company expects to complete the transaction by the end of 2026, subject to customary closing conditions, including approval from applicable public utility commissions, and expects it to be accretive to existing operations within a year of closing.

“I want to thank Nexus Water Group for the opportunity to partner on this transaction as we expand our footprint across the western United States,” Kropelnicki said.

The transaction was unanimously approved by the Boards of Directors of both Company and Nexus Water Group. Baker McKenzie served as the Company’s external legal counsel.

About California Water Service Group

Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (PSLRA). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management's beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing the anticipated closing and timing of the Company’s acquisition of Nexus Water Group’s Nevada and Oregon subsidiaries and expected integration of the acquired systems and benefits resulting from the acquisition. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results or outcomes may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results or outcomes to be different than those expected or anticipated include, but are not limited to, the Company’s ability to complete the acquisition of Nexus Water Group’s Nevada and Oregon subsidiaries in line with management’s expectations, the Company’s ability to integrate and operate the acquired operations in an effective and accretive manner and those described under the section entitled “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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